                                                                Exhibit 99(b)(1)


                                         [UBS Credit Facility Commitment Letter]

                                       UBS AG

                                  STAMFORD BRANCH
                              677 WASHINGTON BOULEVARD
                             NEW YORK, NEW YORK  06901

                                                                  August 3, 1998

Coal Ventures, Inc.

c/o Addington Enterprises, Inc.
1500 North Big Run Road
Ashland, Kentucky  41101

                    Re:  Zeigler Coal Acquisition Financing
                         ----------------------------------

Ladies and Gentlemen:

          We understand that Coal Ventures, Inc. (together with its subsidiaries and any entities it or Addington Enterprises, Inc. or Mr. Larry Addington, individually, may use or form in connection with the Acquisition (as defined below), the "COMPANY") is considering a transaction in which the Company would acquire (the "ACQUISITION") all of the outstanding common stock (the "COMMON STOCK") of Zeigler Coal Holding Company (the "ACQUIRED BUSINESS"), pursuant to a merger (the "MERGER") of a wholly owned subsidiary of the Company with the Acquired Business. It is understood that the Merger will be preceded by a tender offer for not less than 90% of the fully-diluted Common Stock (the "TENDER OFFER") and after consummation of the Tender Offer the Company will effect a short-form merger with the Acquired Business without any shareholder approval in accordance with Section 253 of the Delaware General Corporation Law. You have advised us that the Acquired Business has no classes of capital stock
outstanding (or other equity interests) other than the Common Stock.   In
addition, you have advised us that, in conjunction with the Acquisition, the Company will refinance approximately $250.0 million of its existing debt and approximately $110.0 million of the existing debt of the Acquired Business (the "REFINANCING"). We understand that, prior to the Acquisition, Addington Enterprises, Inc. and Mr. Larry Addington will contribute all of the outstanding capital stock of Coal Ventures, Inc. to a holding company ("HOLDINGS"), such that Coal Ventures, Inc. will be a wholly-owned subsidiary of the Holdings. In the event that the Consent referred to below


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                                         -2-


is obtained prior to the consummation of the Acquisition, it is intended that Coal Ventures, Inc. will be merged with its wholly owned subsidiary, AEI Holding Company, Inc., such that AEI Holding Company, Inc. will be a direct wholly owned subsidiary of Holdings. References to the Company herein shall be deemed to include the Acquired Business on a post-Acquisition basis. In the event that the Consent is not obtained, AEI Holding Company, Inc. will not be a party to the Financing Documents (as defined below).

          We further understand that up to approximately $1.350 billion of new funds are required to consummate the Acquisition, effect the Refinancing, to issue approximately $145.0 million in letters of credit relating to industrial revenue bonds of the Acquired Business, to pay fees and expenses in connection with the Acquisition and the Refinancing and to provide approximately $130.0 million of working capital availability to the Company on a post-Acquisition basis (collectively, the "TRANSACTIONS"). In addition to the foregoing, approximately $10.0 million of the Bridge Loans and/or Credit Facility will be used for the acquisition of Kindill Mining Inc. Of such amount, up to $500.0 million would be provided by the issuance by the Company of senior subordinated debt (the "SUBORDINATED NOTES"), up to $100.0 million would be provided by the issuance by Holdings of deferred interest senior debt of Holdings (the proceeds of which would be contributed to the Company in the form of common equity)(the "DISCOUNT NOTES" and, together with the Subordinated Notes, the "DEBT SECURITIES"), up to $450.0 million would be provided through secured term loan facilities made available to the Company, and up to $300.0 million would be provided through a secured revolving credit facility made available to the Company (together with the term facilities, the "CREDIT FACILITY"). To the extent that the issuance of the Subordinated Notes is not consummated prior to the consummation of the Acquisition and the Refinancing, the Company will raise gross cash proceeds of up to $500.0 million pursuant to an unsecured senior subordinated bridge loan (the "COMPANY BRIDGE LOAN") which would be anticipated to be replaced with the Subordinated Notes and to the extent that the issuance of the Discount Notes is not consummated prior to the consummation of the Acquisition and the Refinancing, Holdings will raise gross cash proceeds of up to $100.0 million pursuant to an unsecured senior bridge loan (the "HOLDINGS BRIDGE LOAN" and, together with the Company Bridge Loan, the "BRIDGE LOANS") which would be anticipated to be replaced with the Discount Notes. You have advised us that, other than the debt referred to in this paragraph, after giving effect to the Acquisition and the Refinancing, (x) none of the Company, the Acquired


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                                         -3-


Business or any of their subsidiaries will have any debt outstanding, except as set forth on Schedule 1 attached hereto, and (y) neither the Acquired Business nor any of the subsidiaries of the Company or the Acquired Business will have any equity interests outstanding. You have advised us that, in order to effect the merger of Coal Ventures, Inc. with and into AEI Holding Company, Inc., the obtaining of consents and waivers (the "CONSENT") from the requisite holders of the 10% Series B Senior Notes due 2007 of AEI Holding Company, Inc. (the "EXISTING NOTES") will be necessary, and that it is the Company's intention to seek to obtain such Consent as soon as practicable after the execution of the Acquisition Agreement referred to below.

          In connection with the Transactions, (i) the Company has (prior to the execution of this letter) engaged one or more investment banks to sell or place the Debt Securities for aggregate gross proceeds of up to $600.0 million and to sell or place debt securities of the Company to refinance any bridge or other temporary debt financing of the Company incurred in connection with the Transactions; and (ii) you have received a commitment from UBS AG to provide the Bridge Loans (the "UBS BRIDGE FINANCING COMMITMENT LETTER").

          You have requested that UBS AG, Stamford Branch (the "LENDER") commit to provide to you funds in the amount of up to $750.0 million under the Credit Facility to be made available as described in Section 1 hereof. Drawings under the Credit Facility, together with the proceeds of the Debt Securities and/or Bridge Loans, are to be used (i) to finance the Acquisition, (ii) to effect the Refinancing and (iii) to pay fees and expenses incurred in connection with the Transactions.

          Accordingly, subject to the terms and conditions set forth or incorporated in this letter, the Lender agrees with you as follows:

          Section 1. CREDIT FACILITY. The Lender hereby commits, subject to the terms and conditions hereof and in the summary term sheet attached hereto as EXHIBIT A (the "TERM SHEET") and in the letter of even date herewith addressed to the undersigned by you providing among other things for certain fees relating to the Credit Facility (the "FEE LETTER"), to provide to the Company senior secured credit facilities aggregating $750.0 million. The Credit Facility will provide for senior secured term loans of up to $450.0 million, such amount to be allocated among (i) a Term Loan A Facility in an aggregate principal amount of $150.0 million (the "TERM LOAN A FA-


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                                         -4-


CILITY"), and (ii) a Term Loan B Facility in an aggregate principal amount of $300.0 million (the "TERM LOAN B FACILITY" and together with the Term Loan A Facility, the "TERM LOAN FACILITIES"), which will be available in a single drawing at the consummation of the Acquisition (the "CLOSING DATE"). The Credit Facility will also provide for a senior secured revolving credit facility (the "REVOLVING CREDIT FACILITY") of up to $300.0 million. The proceeds of the Credit Facility shall be used solely for the purposes described above. The principal terms of the Credit Facility are summarized in the Term Sheet. The effectiveness of this commitment is conditioned upon your acceptance of this letter and the Fee Letter, and the Lender's receipt of executed counterparts thereof.

          Unless the Lender's commitment hereunder shall have been terminated pursuant to Section 6, the Lender shall have the exclusive right to provide the Credit Facility or other bank financing required in connection with the Transactions.

          It is understood and agreed that the Lender shall be entitled, with your consent (which shall not be unreasonably withheld), to change the structure (including the establishment of sub-facilities and/or reallocating commitment amounts among the facilities), terms and amounts of the Credit Facility if the Lender deems such changes advisable in order to ensure a successful syndication of the Credit Facility; provided, that, the aggregate commitment under the Credit Facility remains the same.

          The Company hereby represents and covenants that (a) all information other than the Projections (as defined below) and other than any reserve studies prepared by third parties, which has been or is hereafter made available to the Lender by the Company or any of the Company's respective representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "INFORMATION") is, or in the case of Information made available after the date hereof will be, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements were or are made, not misleading, (b) all financial projections concerning the Company or the Acquired Business that have been or are hereafter made available to the Lender by the Company or any of the Company's representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "PROJECTIONS") have been or, in the case of Projections made available after the date hereof,


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                                         -5-


will be prepared in good faith based upon reasonable assumptions and (c) the contracts and other rights listed on Annex B are the only contracts material to the business and operations of the Company (after giving effect to the Merger) which require consents in order to collaterally assign or pledge the Company's interest therein. You agree to supplement the Information and the Projections from time to time until the Closing Date so that the representation and warranty made in the preceding sentence is correct on the Closing Date. In arranging and syndicating the Credit Facility, the Lender will be using and relying on the Information and the Projections without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed and thereafter the disclosure representations contained herein shall be superseded by those contained in such definitive financing agreement.

          Section 2. FINANCING DOCUMENTATION. The Credit Facility and the funding thereunder will be governed by definitive loan and related agreements and documentation (collectively, the "FINANCING DOCUMENTATION") in form and substance satisfactory to the Lender. The Financing Documentation shall be prepared by Cahill Gordon & Reindel, special counsel to the Lender. The Financing Documentation shall contain such covenants, terms and conditions as are consistent with this letter and the Term Sheet and such other customary covenants, terms, conditions, representations, warranties, events of default and remedies provisions as shall be reasonably satisfactory to the Lender and you.

          Section 2.     CONDITIONS.  The obligation of the Lender under
Section 1 of this letter to provide the Credit Facility and to make any loan thereunder is subject to fulfillment of conditions precedent typical in the context of an acquisition, including the payment of all fees due and owing under the Fee Letter and the following:

          (a) FINANCING AND OTHER DOCUMENTATION. The Company and the Lender shall have entered into the Financing Documentation relating to the Credit Facility and the transactions contemplated thereby, on terms consistent with the Term Sheet and otherwise in form and substance satisfactory to the Lender. The Company shall have entered into definitive documentation on terms consistent with the UBS Bridge Financing Commitment Letter in form and substance satisfactory to the Lender with respect to the Bridge Loans (collectively with all documents and instruments related thereto or delivered in connection therewith, the


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                                         -6-


     "BRIDGE DOCUMENTS") providing for commitments thereunder in an amount that is, together with the borrowings under the Credit Facility, sufficient to consummate the Transactions. The Company shall have entered into definitive documentation in connection with all aspects of the Refinancing as it relates to indebtedness of the Acquired Business, in each case on terms and conditions, and in form and substance, satisfactory to the Lender and such documentation shall be in full force and effect. Such documentation shall provide for all aspects of the Refinancing, including the release of all liens and other security arrangements to the extent required by the terms of the Financing Documentation, to occur at or prior to the time of the consummation of the Acquisition.

          (b) NO ADVERSE CHANGE OR DEVELOPMENT, ETC. (i) The Acquired Business shall not have sustained any loss or interference with respect to its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding, which loss or interference, in the reasonable judgment of the Lender, has had or has a material adverse effect on the business, condition (financial or other), or operations of the Acquired Business and its subsidiaries taken as a whole and there shall not have been, in the reasonable judgment of the Lender, any material adverse change in the business, condition (financial or other), or operations of the Acquired Business and its subsidiaries taken as a whole; (ii) trading generally shall not have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers, Inc; (iii) a general moratorium on commercial banking activities in New York shall not have been declared by either Federal or New York State governmental authorities; and (iv) there shall not have occurred any outbreak or escalation of hostilities or any material adverse change in financial markets or any calamity or crisis that, in the reasonable judgment of the Lender, makes it impracticable to sell or syndicate the Credit Facility.
     As used in the previous sentence, "material adverse change in financial markets" shall mean a decline of 12% or more in the Dow Jones Industrial Average from the date of this letter..

          (c) NO DEFAULTS. The consummation of the Transactions, borrowings under the Bridge Loans and borrowings under the Credit Facility will not cause or result in any


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                                         -7-


     breach or default (including any event, which, with notice or lapse of time or both would be a breach or a default) or trigger any repurchase requirements under any of the terms or provisions of any of the instruments or agreements of the Company, the Acquired Business or any affiliate of the Company or the Acquired Business to remain outstanding after the consummation of the Transactions.

          (d) CONSUMMATION OF THE ACQUISITION. The Company shall have entered into an acquisition agreement with respect to the Acquired Business on terms and in form and substance reasonably satisfactory to the Lender (the "ACQUISITION AGREEMENT"). All material conditions in the Acquisition Agreement shall have been satisfied, and not waived or modified except with the consent of the Lender (which shall not be unreasonably withheld), and all covenants in the Acquisition Agreement shall have been satisfied (without waiver or modification) in all material respects and all representations and warranties contained therein shall be true and correct in all material respects (without waiver or modification). Funding under the Credit Facility and consummation of the Tender Offer and Merger shall occur as outlined in Annex A hereto. In the event that the Merger is to be preceded by the Tender Offer, the Merger shall be structured so that it will be consummated within one business day of the consummation of the Tender Offer.

          (e) LEGAL AND SOLVENCY OPINIONS. As of the Closing Date, the Lender shall have received (x) legal opinions from attorneys, and in form and substance, reasonably satisfactory to the Lender regarding such matters relating to the Company, the Acquired Business and the Transactions as the Lender shall reasonably request and (y) a solvency opinion from experts, and in form and substance, reasonably satisfactory to the Lender and the Board of Directors of Ziegler, setting forth the conclusion that, after giving effect to the Transactions, the making of the Bridge Loans, the funding of the Credit Facility, the Company is not insolvent and will not be rendered insolvent by the Transactions and the related borrowings and will not be left with unreasonably small capital with which to engage in its business and will not have incurred debts beyond its ability to pay such debts as they mature.

          (f) APPLICABLE LAW. The consummation of the Transactions, borrowings under the Bridge Loans and borrowings under the Credit Facility shall be in compliance with all


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                                         -8-


     applicable statutes, laws, rules and regulations of all applicable governmental and regulatory agencies and authorities. There shall not exist any judgment, order, injunction or other restraint prohibiting or delaying or imposing conditions upon consummation of any portion of the Transactions, the making of the Bridge Loans and the making of loans under the Credit Facility.

          (g) LITIGATION. No litigation or similar proceeding (governmental or other) shall exist or be threatened with respect to the Company, the Acquired Business or any of the respective affiliates which the Lender shall determine is reasonably likely to have a material adverse effect on the Company or the Acquired Business, the Financing Documentation or the making of the loans under the Credit Facility or any of the other financing arrangements contemplated herein.

          Section 4. INDEMNIFICATION. The Company agrees to indemnify and hold harmless the Lender and its affiliates (including, without limitation, any controlling person) and the directors, officers, employees and agents of the foregoing parties (collectively, the "INDEMNIFIED PERSONS") from and against any and all losses, claims, demands, damages, liabilities and other expenses (or actions or other proceedings commenced or threatened in relation thereto) that may arise out of or in any way relate to or result from the transactions contemplated by this letter or relate to or in any way arise from any proposed or actual use of the proceeds of the Credit Facility, and to reimburse each Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparing to defend or defending against any such loss, claim, demand, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding out of which any such expenses arise). The Company will not, however, be responsible for any such losses, claims, demands, damages, liabilities or expenses of any Indemnified Person that are finally judicially determined to have arisen out of the gross negligence or bad faith of such Indemnified Person. The Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgment subject to the rights of the Company in this paragraph to claim exemption from its indemnity obligations. The Company shall not, without the prior written consent of any Indemnified Person, effect any settlement of any


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                                         -9-


pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding. The Company's obligation to indemnify the Indemnified Persons and pay such expenses shall remain in effect regardless of whether any Financing Documentation is signed. The Lender shall not be liable to any other person for consequential damages which may be alleged as a result of this letter or the transactions contemplated hereby.

          Section 5. EXPENSES. In addition to any fees that may be payable to the Lender hereunder and in the Fee Letter and regardless of whether any of the transactions contemplated by this letter are consummated, this letter agreement is terminated, the Financing Documentation is executed and delivered or any loans are made under the Credit Facility, the Company hereby agrees to reimburse the Lender for all reasonable fees and disbursements of legal counsel and consultants, including but not limited to the fees and disbursements of Cahill Gordon & Reindel, the Lender's special counsel, and all of the Lender's travel and other reasonable out-of-pocket expenses incurred in connection with the Transactions or otherwise arising out of the Lender's commitment hereunder.

          Section 6. TERMINATION. The Lender's commitment hereunder to provide the Credit Facility shall terminate, unless expressly agreed to by the Lender in its sole discretion to be extended to another date, on the earlier of
(A) October 15, 1998 if the Term Loans under the Credit Facility shall not have funded; (B) the termination of the agreement to consummate the Acquisition in accordance with the terms of the Acquisition Agreement and (C) immediately after the making of the loans under the Credit Facility on the Closing Date. No such termination of such commitment shall affect your obligations under Sections 4, 5, 8 and 9 hereof or this Section 6, which shall survive any such termination.

          Section 7. ASSIGNMENT. This letter shall not be assignable by any party hereto without the prior written consent of the other parties (other than, in the case of the Lender, to an affiliate of the Lender, it being understood that any such affiliate shall be subject to the restrictions set forth in this
Section 7); PROVIDED, HOWEVER, that the Lender shall have the right, in its sole discretion to syndicate its commitment to provide the Credit Facility among banks or other financial


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                                         -10-


institutions pursuant to the Financing Documentation or otherwise and to sell, transfer or assign all or any portion of, or interests or participations in, the loans under the Credit Facility and any notes issued in connection therewith; PROVIDED, FURTHER, that upon delivery by the Lender of a commitment letter for all or a portion of the Credit Facility from a reputable financial institution containing terms no less favorable to the Company than the terms hereof, the Lender shall be fully relieved of its obligations hereunder to the extent of the commitment set forth in such commitment letter. Any financial institution that executes and delivers such a commitment letter shall become a "Lender" hereunder. In connection with this commitment, the Company understands that the undersigned intends to commence syndication of the Credit Facility promptly after the execution hereof by the Company, and the Company agrees actively to assist the undersigned in achieving a syndication that is satisfactory to the undersigned. Such syndication will be carried out in consultation with the Company and will be accomplished by a variety of means including direct contact during the syndication between senior management, representatives and advisors of the Company and the prospective syndicate members. In addition, the Company hereby agrees (i) to provide the undersigned and other prospective syndicate members with all information reasonably deemed necessary to the undersigned to complete syndication, including information relating to the Acquired Business,
(ii) to assist the undersigned in preparing an information memorandum to be used in connection with the syndication activities and (iii) to attend, and to cause the persons referred to in the preceding sentence to attend, one or more meetings of prospective syndicate members. The Company agrees that if any other financing activities (whether in the bank or securities markets) being conducted or proposed to be conducted by or on behalf of any of the entities comprising the Company or its affiliates could, in the judgment of the undersigned, disrupt or otherwise materially adversely affect the successful syndication of the Credit Facility, the Company will cause such other financing activities to be coordinated with the syndication of the Credit Facility to avoid disruption or adverse impacts on the syndication activities contemplated hereby.

          Section 8. CONFIDENTIALITY. This letter is confidential and shall not be disclosed by you to any person other than your attorneys and other advisors, and to the Acquired Business and its attorneys and other advisors, and then only on a confidential basis and in connection with the Acquisition and other related transactions contemplated herein. Additionally, you may make such disclosures of this letter as are required by law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, it being understood that in such event you shall first give the Lender prior written notice thereof. Notwithstanding the foregoing, any disclosures required under the Securities Exchange Act may be made in connection with the Tender Offer. If this letter agreement is not accepted by you as provided in the final paragraph of this letter, you are directed to immediately return this letter (and copies hereof) to the undersigned.

          Section 9. MISCELLANEOUS. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THIS ENGAGEMENT IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY. This letter embodies the entire agreement and understanding between you and the Lender and supersedes all prior agreements and understandings relating to the subject matter hereof. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

          The Lender reserves the right to employ the services of its affiliates (including Warburg Dillon Read LLC ("WDRI") in providing services contemplated by this letter and to allocate, in whole or in part, to WDRI certain fees payable to the Lender in such manner as the Lender and WDRI may agree in their sole discretion. You acknowledge that the Lender may share with any of its affiliates (including WDRI) and such affiliates may share with the Lender (in each case, subject to any confidentiality agreements applicable thereto), any information related to you or your affiliates and the Acquired Business (including information relating to creditworthiness), the Transactions or the Acquisition or the financing therefor.

          If you are in agreement with the foregoing, please sign and return to the Lender at 677 Washington Boulevard, Stamford, Connecticut 06901, the enclosed copy of this letter no later than 5:00 p.m., New York time, on August 3, 1998, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.

                                        Very truly yours,

                                        UBS AG

                                        By:  /s/ Gary Riddell
                                             ----------------------------
                                        Name:  Gary Riddell
                                        Title: Executive Director Credit Risk
                                               Management

                                        By:  /s/ Michael Y. Leder
                                             ----------------------------
                                        Name:
                                        Title:

                                        WARBURG DILLON READ LLC

                                        By:  /s/ Michael Y. Leder
                                             ----------------------------
                                        Name:  Michael Y. Leder
                                        Title: Executive Director Leveraged
                                               Finance

                                        By:  /s/ Kay Ahlburg
                                             ----------------------------
                                        Name:  Kay Ahlburg
                                        Title: Executive Director Leveraged
                                               Finance

Accepted and Agreed to as of the
date first above written:

COAL VENTURES, INC.

By:  /s/ Donald P. Brown
     ----------------------------
     Name:  Donald P. Brown
     Title: President

                                   CREDIT FACILITY

                                SUMMARY TERM SHEET (1)


BORROWERS, CO-OBLIGORS
AND GUARANTORS:                         Each of the entities comprising the
                                        Company as shall be determined by the
                                        Lender (other than Bowie Resources,
                                        Limited, Yankeetown Dock Corporation,
                                        and, until the Consent has been
                                        obtained, AEI Holding Company, Inc.)
                                        (collectively, the "BORROWER").

LENDER:                                 UBS AG, Stamford Branch.

FACILITIES TYPE AND AMOUNT:             (i) $450 million senior secured term
                                        loan facility consisting of a (i) a Term
                                        Loan A Facility in an aggregate
                                        principal amount of $150.0 million (the
                                        "TERM LOAN A FACILITY"), and (ii) a Term
                                        Loan B Facility in an aggregate
                                        principal amount of $300.0 million (the
                                        "TERM LOAN B FACILITY" and together with the Term Loan A Facility, the "TERM LOAN
                                        FACILITIES"); and

                                        (ii) $300 million senior secured
                                        revolving credit facility, including a
                                        sublimit for letters of credit to be
                                        determined (the "REVOLVING CREDIT
                                        FACILITY" and together with the Term
                                        Loan Facilities, the "CREDIT FACILITY").

MATURITY:                               The commitment to provide the Credit
                                        Facility shall automatically expire on
                                        October 15, 1998


----------

(1) Capitalized terms used herein and not defined herein shall have the meanings provided in the credit facility commitment letter to which this summary term sheet is attached.

                                        if the Term Loans have not been made.
                                        DOMESTIC TERM LOAN FACILITIES: The Term
                                        Loan A Facility will mature on the date
                                        five years after the Closing Date, the
                                        Term Loan B Facility will mature on the
                                        date seven years after the Closing Date, and the Revolving Credit Facility will mature on the date five years after the Closing Date.


                                        The Term Loan A Facility will amortize
                                        on a quarterly basis in amounts to be
                                        determined.

                                        The Term Loan B Facility will amortize
                                        on a quarterly basis, with nominal
                                        amounts in the first five years and
                                        thereafter in amounts to be determined.

COMMITMENT FEES:                        Unused Commitment Fees:  Initially 0.50%
                                        per annum on undrawn committed amount
                                        under the Revolving Credit Facility
                                        payable in cash quarterly; thereafter as determined pursuant to a grid-based test adjusted in accordance with the financial performance of the Borrower to be mutually agreed upon by the Borrower and the Lender.

USE OF PROCEEDS:                        Term Loan Facilities:  To finance the
                                        Acquisition, to effect the Refinancing,
                                        and to pay related fees and expenses.

                                        Revolving Credit Facility:  To issue
                                        letters of credit relating to existing
                                        industrial revenue bonds of the Acquired
                                        Business, to finance the Acquisition, to effect the Refinancing, to pay related fees and expenses and to provide working capital avail-ability after the consummation of the Acquisition.

INTEREST RATE:                          At the option of the Borrower as
                                        follows:  LIBOR plus the Applicable
                                        LIBOR Spread or ABR plus the Applicable
                                        ABR Spread, in each case on any of the
                                        Credit Facilities. LIBOR borrowings may have interest periods of 1, 2, 3 or 6 months at the election of the Borrower.
                                        The "Applicable LIBOR Spread" shall
                                        initially be (i) under the Revolving
                                        Credit Facility, 2.50% PER ANNUM; (ii)
                                        under the Term Loan A Facility, 2.50%
                                        PER ANNUM; and (iii) under the Term Loan
                                        B Facility, 2.75% PER ANNUM.
                                        Thereafter, the Applicable LIBOR Spread
                                        shall be determined pursuant to a
                                        grid-based test adjusted in accordance
                                        with the financial performance of the
                                        Borrower to be mutually agreed upon by
                                        the Borrower and the Lender.  The
                                        "Applicable ABR Spread" shall be (i)
                                        under the Revolving Credit Facility,
                                        1.50% PER ANNUM; (ii) under the Term
                                        Loan A Facility, 1.50% PER ANNUM; and
                                        (iii) under the Term Loan B Facility,
                                        1.75% PER ANNUM.  "ABR" (Alternate Base
                                        Rate) is the higher of the Prime Rate of the reference bank set forth in the Credit Facilities documentation and the
                                        Federal Funds effective rate plus 1/2 of 1%. Interest on loans shall be on the basis of actual days elapsed in a 360-day year, except that interest on ABR loans shall be on the basis of actual days elapsed in a 365-day year.
                                        Interest will be payable in arrears (i)
                                        on the last day of each LIBOR period and on the maturity date in respect of LIBOR based loans and (ii) at the end of each calendar quarter and on the maturity date in respect of ABR loans.

LETTERS OF CREDIT FEES:                 A per annum fee equal to the Applicable
                                        LIBOR Spread will accrue on the face
                                        amount of outstanding letters of credit
                                        payable quarterly in arrears.  Fronting
                                        fees of 0.25% will be payable to the
                                        issuing bank; customary issuance and
                                        administrative fees will be payable to
                                        the issuing bank.

SECURITY:                               Loans under the Credit Facilities will
                                        be secured by perfected first priority
                                        security interests in (i) all of the
                                        capital stock of the Company and all
                                        capital stock of its subsidiaries owned
                                        by the Company and its subsidiaries,
                                        (ii) all of the capital stock of each of the entities comprising the Acquired
                                        Business, and (iii) all accounts
                                        receivable, inventory, property, plant
                                        and equipment, intangibles, contract
                                        rights, other personal property and real property of the Company, its subsidiaries and the Acquired Business, except for (a) contract and other rights that cannot be collaterally assigned or pledged without third party consents and listed on Annex B hereto (b) shares of Ziegler Coal Holding Company which would violate applicable margin requirements,
                                        (c) such other assets which, in the
                                        reasonable judgment of the Lenders, in
                                        the aggregate are not material to the
                                        business or operations of Borrower and
                                        (d) such other exceptions as the Lenders may agree to.

OPTIONAL PREPAYMENT:                    The Borrower may prepay borrowings under
                                        the Credit Facility,
                                        in whole or in part, at any time at 100% of the principal amount thereof plus accrued interest thereon plus customary breakage costs.

MANDATORY PREPAYMENT:                   The Credit Facilities will be required
                                        to be prepaid with (a) 75% of annual
                                        Excess Cash Flow (to be defined) (such
                                        percentage to be reduced to 50% with
                                        respect to any fiscal year if the
                                        leverage ratio at the end of such fiscal year shall be less than 3.5:1.0,
                                        (b) 100% of the net proceeds (including
                                        insurance proceeds if not reinvested
                                        within a specified time period or if
                                        above a threshold amount) of asset sales and other asset dispositions by Borrower for proceeds in excess of a certain threshold to be mutually agreed, with certain exceptions to be mutually agreed, (c) 100% of the net proceeds of the issuance or incurrence of debt
                                        (other than the Take-out Securities if
                                        the Bridge Loan is drawn down) or of any sale and lease-back by Borrower for proceeds in excess of a certain threshold to be mutually agreed, and
                                        (d) 50% of the net proceeds from any
                                        issuance of equity securities in any
                                        public offering or private placement or
                                        from any capital contribution.

                                        Mandatory prepayments will be applied
                                        PRO RATA among the Term Loan Facilities
                                        based on the aggregate principal amount
                                        of Term Loans then outstanding under
                                        each such Term Loan Facility.  Any
                                        application to (x) the Term Loan A
                                        Facility shall be applied PRO RATA to
                                        the remaining scheduled amortization
                                        payments thereunder and (y) the Term
                                        Loan B Facility
                                        shall be applied in inverse order of
                                        maturity to the remaining amortization
                                        payments thereunder.  Notwithstanding
                                        the foregoing, any holder of Term Loans
                                        under the Term Loan B Facility, to the
                                        extent that Term Loans are then
                                        outstanding under the Term A Facility,
                                        may elect not to have mandatory
                                        prepayments applied to such holder's
                                        Term Loans under the Term Loan B
                                        Facility, in which case the aggregate
                                        amount so declined shall be applied to
                                        the Term Loans under the Term Loan A
                                        Facility as provided in clause (x)
                                        above. To the extent that the amount to be applied to the prepayment of Term Loans exceeds the aggregate amount of Term Loans then outstanding, such excess shall be applied to the Revolving Credit Facility to permanently reduce the commitments thereunder.

                                        Revolving Credit Loans will be
                                        immediately prepaid to the extent that
                                        the aggregate extensions of credit under the Revolving Credit Facility exceeds the commitments then in effect under the Revolving Credit Facility. To the extent that the amount to be applied to the repayment of the Revolving Credit Loans exceeds the amount thereof then outstanding, Borrower shall cash collateralize outstanding Letters of Credit.

                                        VOTING:   Amendments and waivers of the
                                        Credit Facilities will require the
                                        approval of Lenders holding more than
                                        50% of the aggregate amount of loans and commitments under the Credit Facilities; provided, that, the consent of each Lender affected shall be required for (i) reductions of principal, interests or fees or increases of commitments, (ii) extension of the maturity of any loans, or (iii) releases of any substantial collateral.

PARTICIPATION/ASSIGNMENT:               Assignments of loans and commitments to
                                        other Lenders or their affiliates may be made without restriction and with no minimum amounts. Assignments of loans and commitments to other financial institutions are subject to the consent of the Borrower and the Agent (not to be unreasonably withheld) and must be in minimum amounts of $5 million. The Agent will receive a processing fee of $3,500 per each assignment payable by the assignor and/or the assignee.
                                        Participations will be unrestricted;
                                        voting rights of participants will be
                                        limited to matters requiring the consent of each Lender affected (as set forth in "Voting" above).

COVENANTS:                              The Financing Documentation will contain
                                        customary affirmative and negative
                                        covenants, including, without
                                        limitation, restrictions on the ability
                                        of the Borrower and its subsidiaries to
                                        incur additional indebtedness, pay
                                        certain dividends and make certain other restricted payments and investments, impose restrictions on the ability of the Borrower's subsidiaries to pay dividends or make certain payments to the Borrower, create liens, enter into transactions with affiliates, enter into transactions resulting in a change of control, merge, consolidate or transfer substantially all of their respective assets and maintain certain fi-nancial ratios and meet other financial tests (including, but not limited to, interest coverage, minimum net worth, maximum capital expenditures and maximum ratio of debt to EBITDA) in each case satisfactory to the Lender.

REPRESENTATIONS AND
  WARRANTIES:                           Customary for transactions of this type,
                                        in each case satisfactory to the Lender.

CONDITIONS PRECEDENT:                   Customary for transactions of this type,
                                        in each case satisfactory to the Lender.

EVENTS OF DEFAULT:                      Customary for transactions of this type,
                                        including, without limitation, payment
                                        defaults, covenant defaults, change of
                                        control, bankruptcy and insolvency,
                                        judgments, default on other
                                        indebtedness, subject to, in certain
                                        cases, notice and grace provisions.

GOVERNING LAW AND FORUM:                The State of New York

INDEMNIFICATION AND
  EXPENSE REIMBURSEMENT:                Customary for transactions of this type.

                                                                         ANNEX A


Set forth below is an outline of the actions contemplated to occur in connection with the consummation of the tender offer pursuant to the Agreement and Plan of Merger ("Merger Agreement") among Coal Ventures, Inc., Ziegler Acquisition Corp. and Ziegler Coal Holding Company ("Ziegler") and the related financing. On a date before the scheduled date for acceptance and payment (the "Closing Date") for the number of shares representing at least 90% of the outstanding shares of Ziegler, all documentation relating to the Credit Facility shall have been finalized and executed, to be held in escrow. The security documents necessary to pledge, or grant a security interest in, the assets of Ziegler will be executed by the persons to become the officers of the post-acquisition Ziegler entity. Following the acceptance and payment for the tendered shares, (i) the resignation of the Ziegler directors will immediately become effective and the Borrower will elect a new Board and (ii) the Merger will be effected as soon as practicable thereafter. Promptly upon the Effective Time the security documents will be released from escrow and will be filed or recorded as promptly as practicable thereafter. Counsel for UBS AG, Stamford Branch ("UBS"), and the Lenders shall be satisfied that, after the tender offer is consummated, and upon the filing of the necessary security documents, the Lenders will have a perfected first priority security interest. Capitalized terms not define herein have the meanings ascribed to them in the Commitment Letter dated August 3, 1998 between Warburg Dillon Read LLC, UBS, and Coal Ventures, Inc. ("Borrower").

Pre-Closing Date:   -  Financing documents (including all security documents)
                    finalized.  Executed and placed in escrow.

                    - Borrower receives tender of shares representing at least 90% of outstanding Ziegler shares.

Closing Date:       -  Tender of shares accepted by Borrower.

                    - Credit Agreement becomes effective, Lenders transmit funds to the depository.

                    - Tendered Shares released to Borrower; Resignation of directors of Ziegler pursuant to terms of Merger Agreement becomes effective.; New Ziegler directors approve merger; merger certificate filed in Delaware.

                    -  Security documents become effective.

                    -  Filing of security documents commences.

                                                                         ANNEX B


                            CONTRACTS REQUIRING CONSENTS



Lease dated November 1 1992, between Big Sandy Company, L.P., as lessor, and East Kentucky Energy Corporation, as lessee. (Phoenix Land Company reference number KYL-467)

Lease dated December 1, 1975, between Cotiga Development Company, as lessee, and East Kentucky Energy Corporation, as lessee. (Phoenix Land Company reference number WVL-608)

Amended and Restated Agreement for Sale and Purchase of Coal dated July 1, 1996 among Carolina Power & Light Company, Mountaineer Coal Development Company, Marrow Bone Development Company and Bluegrass Coal Development Company

Agreement for Sale and Purchase of Coal dated July 1, 1996 between Carolina Power & Light Company and Franklin Coal Sales Company

Agreement for Sale and Purchase of Coal dated April 1, 1995 between Carolina Power & Light Company and Franklin Coal Sales Company

Agreement for Sale and Purchase of Coal dated January 1, 1971 among Carolina Power & Light Company, Wolf Creek Collieries, Kermit Coal Company and Massey Coal Sales Company

                                                                      SCHEDULE 1

                         INDEBTEDNESS TO REMAIN OUTSTANDING